For Immediate Release

OPENTV APPOINTS TECHNOLOGY VETERAN,
SHUM MUKHERJEE, AS NEW CHIEF FINANCIAL OFFICER

New CFO Brings Strengths in Leadership, International Experience and Corporate Finance
Based on Expertise Gained at Various Technology Companies

San Francisco, Calif., May 31, 2005 – OpenTV Corp. (NASDAQ NMS: OPTV), one of the world’s leading providers of technologies and services enabling the delivery of digital and interactive television, announced today that technology veteran, Shum Mukherjee, is joining the company as Executive Vice President and Chief Financial Officer (CFO). Mukherjee will lead OpenTV’s worldwide finance organization and have responsibility for accounting and reporting, strategic planning and analysis, treasury, tax, audit, and investor relations.

Mukherjee brings with him a unique set of experiences, having most recently served as Executive Vice President and Chief Financial Officer at Genus, Inc., a semiconductor equipment company publicly-traded on NASDAQ prior to its recent acquisition. Before that, he served as Vice President, Finance and Corporate Controller for E*Trade Group, as well as Chief Financial Officer for E*Trade International. In addition, Mukherjee also served in various financial roles for Raychem Corporation, including Worldwide Group Controller. Mukherjee anticipates that he will begin his employment with OpenTV in mid-June after completing some transitional services for Genus. He holds a Masters Degree in Management from the Massachusetts Institute of Technology’s Sloan School of Management.

“Shum brings great financial and leadership skills to OpenTV, with extensive experience gained domestically and internationally through management roles at large, middle and small-market technology companies,” said OpenTV’s Chairman and Chief Executive Officer, James A. Chiddix. “With Shum’s background, and his experience as a treasurer, a corporate controller and a chief financial officer, we think he can contribute immediately to our finance, operations and business strategy as we continue in our efforts to move OpenTV forward.”

“I am excited by the opportunity at OpenTV and look forward to working closely with the talented senior management team that Jim has put in place over the past year,” said Mukherjee. “I am optimistic that my years of international management and financial experience can help OpenTV improve its performance and better position it to exploit the burgeoning global opportunities that are available.”

About OpenTV
OpenTV is one of the world’s leading providers of technologies and services enabling the delivery of digital and interactive television. Deployed in over 54 million digital set-top-boxes in 96 countries, the company’s software enables a wide array of functionality, including enhanced television, interactive shopping, interactive and addressable advertising, games and gaming, personal video recording, and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.

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Contact:	Marc McCarthy Tel: 1 (415) 962-5111 mmccarthy@opentv.com